UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2016

Sterling Bancorp

(Exact name of registrant as specified in its charter)

Delaware	001-35385	80-0091851
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

400 Rella Boulevard, Montebello, New York	10901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (845) 369-8040

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement.

On March 29, 2016, Sterling National Bank (the “Bank”), a national banking association and a wholly owned subsidiary of Sterling Bancorp, a Delaware corporation (the “Company”), issued $110 million aggregate principal amount of 5.25% Fixed-to-Floating Rate Subordinated Notes due 2026 (the “Notes”). The Notes were issued pursuant to an Issuing and Paying Agency Agreement (the “Issuing and Paying Agency Agreement”), dated as of March 29, 2016, by and between the Bank and U.S. Bank National Association, as issuing and paying agent and note registrar.

The Notes were issued at a price equal to 100% of the principal amount, resulting in net proceeds to the Bank (after discounts and commissions and estimated offering expenses payable by the Bank) of $108.1 million. The Bank intends to use the net proceeds from the offering for general corporate purposes, which may include working capital, funding potential acquisitions of commercial lending businesses and other strategic business opportunities. The Notes are intended to qualify as Tier 2 capital for bank regulatory purposes.

The Notes mature on April 1, 2026, and will bear interest at a fixed rate per annum of 5.25%, payable semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2016, and ending on April 1, 2021. From and including April 1, 2021, the Notes will bear interest at a floating rate per annum that resets quarterly equal to three-month LIBOR plus 3.937%, payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, beginning on July 1, 2021, through maturity or earlier redemption. The Notes are redeemable by the Bank, in whole or in part, on April 1, 2021 and on every interest payment date thereafter or, in whole but not in part, upon the occurrence of certain specified tax events, capital events or investment company events. Any redemption will be at a redemption price equal to 100% of the principal amount of Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date. The Notes are not subject to repayment at the option of the holders. Any redemption of the Notes will require, and be subject to, prior regulatory approval.

The Notes are unsecured, subordinated obligations of the Bank and rank junior in right of payment to all of the Bank’s existing and future senior indebtedness, whether secured or unsecured, including claims of depositors and general creditors. The Notes may be accelerated upon an event of default, which will only occur if the Bank is subject to any receivership, conservatorship, insolvency, liquidation or similar proceeding. The Notes are not savings accounts or deposits of any bank and are not insured by the Federal Deposit Insurance Corporation, and are not guaranteed by the Company or any of the Bank’s subsidiaries or affiliates.

The Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and were offered and sold in reliance upon an exemption under Section 3(a)(2) of the Securities Act and pursuant to Section 16.6 of the regulations of the Office of the Comptroller of the Currency. The Notes were offered and sold only to institutional “accredited investors” within the meaning of Rule 501(a) of the Securities Act.

The foregoing description of the Notes and the Issuing and Paying Agency Agreement is a summary and does not purport to be complete and is qualified in its entirety by reference to the form of Note and the Issuing and Paying Agency Agreement, each filed respectively as Exhibits 4.1 and 4.2 hereto.

Item 2.03.       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01.       Regulation FD Disclosure.

On March 29, 2016, the Bank issued a press release in connection with the closing of the issuance and sale of the Notes, a copy of which is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

The information contained in this Item 7.01 of this Current Report, including Exhibit 99.1 attached hereto, is considered to be “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange

Act of 1934, as amended, or otherwise subject to liability under that Section. The information in this Item 7.01 of this Current Report shall not be incorporated by reference into any filing or other document pursuant to the Securities Act, except as shall be expressly set forth by specific reference in such filing or document.

Item 8.01.       Other Events.

In connection with the issuance and sale of the Notes, the Bank entered into a Purchase Agreement, dated March 23, 2016 (the “Purchase Agreement”), between the Bank and U.S. Bancorp Investments, Inc. and Piper Jaffray & Co., as the initial purchasers of the Notes. The Purchase Agreement contained customary representations, warranties, covenants and indemnification obligations between the parties.

Item 9.01.       Financial Statements and Exhibits

(d) Exhibits

4.1	Form of Note.

4.2	Issuing and Paying Agency Agreement, dated March 29, 2016, between the Bank and U.S. Bank National Association.

99.1	Press Release, dated March 29, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sterling Bancorp

Date: March 29, 2016	By:	/s/ Jack L. Kopnisky
	Name:	Jack L. Kopnisky
	Title:	President and Chief Executive Officer